SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 25, 2007

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.

1700 Lincoln Street, Denver, Colorado 80203

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

Newmont Mining Corporation (“Newmont”) has a 45% ownership interest in the Batu Hijau mine in Sumbawa, Indonesia, held through a partnership (the Nusa Tengarra Partnership (NTP)) with an affiliate of Sumitomo Corporation of Japan. Newmont has a 56.25% interest in the partnership and the Sumitomo affiliate holds the remaining 43.75%. NTP in turn owns 80% of P.T. Newmont Nusa Tenggara (PTNNT), the Indonesian subsidiary that owns Batu Hijau. The remaining 20% interest in PTNNT is owned by P.T. Pukuafa Indah (PTPI), an unrelated Indonesian company. Because PTPI’s interest was a carried interest, and because PTPI had been advanced a loan by NTP, Newmont has been reporting a 52.875% economic interest in Batu Hijau, which reflects its actual economic interest in the mine until such time as the loan is fully repaid (including accrued interest).

On May 25, 2007, PTPI fully repaid the loan (including accrued interest) from NTP. As a result of the loan repayment, Newmont’s economic interest in Batu Hijau has been reduced from 52.875% to 45% and Newmont expects to record a net charge of approximately $20 to $30 million against after-tax income in the second quarter of 2007.

In addition, Newmont expects to reduce its ownership interest in the reported proven and probable equity reserves for Batu Hijau to 45%. At December 31, 2006, Newmont’s reported proven and probable equity reserves for Batu Hijau were 5.0 million ounces of contained gold and 4.7 billion pounds of contained copper at a 52.875% economic interest.

Newmont previously identified NTP and PTNNT as variable interest entities because of certain capital structures and contractual relationships. Newmont also determined that it was the primary beneficiary of Batu Hijau. Therefore, as of January 1, 2004, the Company fully consolidated Batu Hijau in its Consolidated Financial Statements. Newmont will reassess its accounting treatment for Batu Hijau as a result of the loan repayment from PTPI to NTP.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Sharon E. Thomas
Name:	Sharon E. Thomas
Title:	Vice President and Secretary

Dated: June 1, 2007

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